Exhibit 99.1

PRESTIGE BRANDS HOLDINGS, INC. REPORTS FOURTH QUARTER AND FISCAL ’09 RESULTS

➢
Fourth quarter revenues were $70.9 million, 11.9% less than the prior year comparable quarter revenues of $80.4 million; fiscal year 2009 revenues were $312.7 million, 4.3% below the comparable period’s revenues of $326.6 million.

➢	Fourth quarter reported net loss includes an after-tax non-cash goodwill impairment charge of $220.1 million.
➢	Excluding effects of the non-cash goodwill impairment charge, fourth quarter net income would have been $9.0 million, or $0.18 per diluted share.
➢	Free cash flow for the quarter was $13.2 million, an increase of 37.5% over the same period last year; free cash flow for fiscal year 2009 increased 48.8% over prior year to $66.2 million.
➢	Excluding the effects of the non-cash impairment charge, fiscal year 2009 net income would have been $33.3 million, or $0.67 per diluted share.

Irvington, NY, May 14, 2009—Prestige Brands Holdings, Inc. (NYSE-PBH) today reported fourth quarter fiscal year 2009 revenues of $70.9 million, 11.9% below the same period a year ago reflecting the challenging macroeconomic environment and continuing inventory reductions by retailers. Revenues declined for all three reporting segments in the quarter.

The Company reported a net loss for fourth quarter fiscal year 2009 of $211.1 million or $4.22 per diluted share.  This includes the effects of a non-cash, pre-tax impairment charge of $249.6 million to reduce the book value of the Company’s goodwill and other intangible assets to their estimated fair value.  Excluding the effects of the impairment charge, net income for the quarter would have been $9.0 million, a decrease of $1.4 million or 13.5% from last year’s reported net income of $10.4 million, or $0.18 per share.

The reduction in net income, exclusive of the impairment charge, was primarily due to the sales decline, partially offset by decreases in advertising and promotion, general and administrative (G&A) and interest expenses.  The reduction in advertising and promotion expenses resulted from declines in non-working media compared to the prior year quarter.  The G&A reduction was primarily due to a reduction in bonus expense for the current year as the Company’s operating performance for fiscal year 2009 resulted in no annual incentive payout.  Interest expense was significantly below the prior year due to a combination of the lower debt outstanding and lower interest rates compared to fourth quarter of fiscal year 2008.

Commenting on the results, Mark Pettie, Chairman and CEO, said, “We faced a challenging quarter and second half of fiscal 2009 as a result of the macroeconomic headwinds and associated pull-backs in consumer spending and retailer inventory reductions affecting each segment of our business. Despite these circumstances, during the quarter we were able to use our strong cash flow to complete the planned improvement in our liquidity position and resume our debt pay down.”

Mr. Pettie added, “Given the current external operating environment, we remain cautious in our outlook for fiscal year 2010, and we project revenue performance below our long term goal of 2-4%.  However, we believe we are in a good position to weather the economic challenges faced by our industry, and plan to continue investing in our focus brands going forward.”

Results by Segment for Fourth Fiscal Quarter
Over-the-Counter Healthcare Products (OTC)
Net revenues for the OTC segment of $39.8 million were $6.4 million or 13.9% below the prior year comparable period.  The sales declines resulted from shortfalls on Chloraseptic®, Compound W®, Wartner®, Murine® ear, Dermoplast® and The Doctor’s® brands.  Partially offsetting these declines were increases in sales of Little Remedies® and New Skin® as well as sales of the new Chloraseptic® and Little Allergies® Allergen Block products.

Household Products
The household cleaning products segment reported net revenues of $26.7 million, $3.0 million, or 10.1% less than the prior year comparable period.  Revenues for the Spic and Span® brand were even with the prior year period, while Comet® and Chore Boy® experienced sales declines.

Personal Care Products
Net revenues of $4.3 million for the Personal Care products segment were $200 thousand less than the prior year comparable period.  A sales increase for Cutex® was offset by declines on the Denorex® and Prell® shampoo brands.

Fiscal Year 2009

The Company reported total revenues of $312.7 million for the fiscal year ended March 31, 2009, 4.3% less than fiscal 2008 total revenues of $326.6 million.  The reported net loss for fiscal 2009 of $186.8 million (($3.74) per diluted share) compared to net income of $33.9 million ($0.68 per diluted share) for fiscal year 2008.  Excluding the effects of the impairment charge, the Company’s 2009 net income would have been $33.3 million, which was $0.6 million or 1.8% below fiscal 2008 results.  Excluding the effects of the impairment charge, fully diluted earnings per share would have been $0.67 for 2009 compared to $0.68 in fiscal 2008.

Free Cash Flow and  Debt Repayment

Free cash flow is a “non GAAP financial measure”. Free cash flow is presented here because management believes this is a commonly used measure of liquidity, indicative of cash available for debt repayment.  The Company defines “free cash flow” as operating cash flow minus capital expenditures.

The Company’s free cash flow for the fourth quarter ended March 31, 2009 was $13.2 million, $3.6 million or 37.5% greater than free cash flow of $9.6 million generated in the fourth quarter ended March 31, 2008.  This is composed of operating cash flow of $13.3 million less capital expenditures of $0.1 million.  The improvement in free cash flow resulted from an improvement in working capital.  For fiscal year 2009, free cash flow totaled $66.2 million, composed of operating cash flow of $66.7 million minus capital expenditures of $0.5 million.  This compared to free cash flow for 2008 of $44.5 million, composed of operating cash flow of $45.0 million less capital expenditures of $0.5 million.

During the fourth fiscal quarter, the Company reached its previously stated goal of enhancing its liquidity position by using its free cash flow to accumulate a reserve of approximately $30 million.  After reaching this goal, the Company resumed debt repayment.  At March 31, 2009, the Company had cash on hand of $35.2 million.  At March 31, 2009, total indebtedness was reduced to $378.3 million, reflecting $6.0 million of repayments during the quarter.

Conference Call
The Company will host a conference call today at 8:30 a.m. EDT. To access the call, listeners calling from within North America may dial 866-362-4820 at least 15 minutes prior to the start of the call.  To access the call from outside North America, callers should dial 617-597-5345.  The conference passcode is “prestige”. The Company will provide a live internet webcast as well as an archived replay, which can be accessed from the Investor Relations page of http://prestigebrandsinc.com.  Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 with North America, and at 617-801-6888 from outside North America.  The passcode is 46204340.

About Prestige Brands Holdings, Inc.

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter products, personal care and household products sold throughout the U.S., Canada and certain international markets.  Key brands include Compound W(R) wart remover, Chloraseptic(R) sore throat and allergy treatment, New-Skin(R) liquid bandage, Clear eyes(R) and Murine(R) eye and ear care products, Little Remedies(R) pediatric over-the-counter products, Cutex(R) nail polish remover, Comet(R) and Spic and Span(R) household products, and other well-known brands.

Forward-Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995.  "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.  The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and its focus brands as well as prospects for the industry.  These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict.  Actual results could differ materially from those expected as a result of a variety of factors.  A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31
(In thousands, except per share data)	2009	2008
Revenues
Net sales	$70,563	$80,096
Other revenues	289	337
Total revenues	70,852	80,433

Cost of Sales
Cost of sales	35,564	39,221
Gross profit	35,288	41,212

Operating Expenses
Advertising and promotion	5,714	6,290
General and administrative	6,241	7,375
Depreciation and amortization	2,946	2,754
Impairment of goodwill and intangible assets	249,590	--
Total operating expenses	264,491	16,419

Operating income (loss)	(229,203)	24,793

Other (income) expense
Interest income	--	(151)
Interest expense	5,923	8,936
Miscellaneous	--	(187)
Total other (income) expense	5,923	8,598

Income (loss) before income taxes	(235,126)	16,195

Provision (benefit) for income taxes	(24,029)	5,844
Net income (loss)	$(211,097)	$10,351

Basic earnings (loss) per share	$(4.22)	$0.21
Diluted earnings (loss) per share	$(4.22)	$0.21

Weighted average shares outstanding: Basic	49,976	49,842
Diluted	49,976	50,037

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Year Ended March 31
(In thousands, except per share data)	2009	2008	2007
Revenues
Net sales	$310,505	$324,621	$316,847
Other revenues	2,210	1,982	1,787
Total revenues	312,715	326,603	318,634

Cost of Sales
Cost of sales	149,445	158,096	153,147
Gross profit	163,270	168,507	165,487

Operating Expenses
Advertising and promotion	38,099	34,665	32,005
General and administrative	31,888	31,414	28,416
Depreciation and amortization	11,219	11,014	10,384
Impairment of goodwill and intangible assets	249,590	--	--
Total operating expenses	330,796	77,093	70,805

Operating income (loss)	(167,526)	91,414	94,682

Other (income) expense
Interest income	(143)	(675)	(972)
Interest expense	28,579	38,068	40,478
Miscellaneous	--	(187)	--
Total other (income) expense	28,436	37,206	39,506

Income (loss) before income taxes	(195,962)	54,208	55,176

Provision (benefit) for income taxes	(9,186)	20,289	19,098
Net income (loss)	$(186,776)	$33,919	$36,078

Basic earnings (loss) per share	$(3.74)	$0.68	$0.73
Diluted earnings (loss) per share	$(3.74)	$0.68	$0.72

Weighted average shares outstanding: Basic	49,935	49,751	49,460
Diluted	49,935	50,039	50,020

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 31
Assets	2009	2008
Current assets
Cash and cash equivalents	$35,181	$6,078
Accounts receivable	36,025	44,219
Inventories	26,977	29,696
Deferred income tax assets	4,022	3,066
Prepaid expenses and other current assets	1,358	2,316
Total current assets	103,563	85,375

Property and equipment	1,367	1,433
Goodwill	114,240	308,915
Intangible assets	577,593	646,683
Other long-term assets	4,618	6,750

Total Assets	$801,381	$1,049,156

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,050	$20,539
Accrued interest payable	5,371	5,772
Other accrued liabilities	7,255	8,030
Current portion of long-term debt	3,550	3,550
Total current liabilities	34,226	37,891

Long-term debt	374,787	407,675
Other long-term liabilities	--	2,377
Deferred income tax liabilities	97,983	122,140

Total Liabilities	506,996	570,083

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized – 5,000 shares
Issued and outstanding – None	--	--
Common stock - $0.01 par value
Authorized – 250,000 shares
Issued – 50,060 shares at March 31, 2009 and 2008	501	501
Additional paid-in capital	382,803	380,364
Treasury stock, at cost – 63 shares and 59 shares at March 31, 2009 and 2008, respectively	(63)	(47)
Accumulated other comprehensive income (loss)	(1,334)	(999)
Retained earnings (deficit)	(87,522)	99,254
Total stockholders’ equity	294,385	479,073

Total Liabilities and Stockholders’ Equity	$801,381	$1,049,156

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended March 31
	2009	2008	2007
(In thousands)
Operating Activities
Net income (loss)	$(186,776)	$33,919	$36,078
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,219	11,014	10,384
Amortization of financing costs	2,233	3,007	3,257
Impairment of goodwill and intangible assets	249,590	--	--
Deferred income taxes	(19,955)	10,096	9,662
Stock-based compensation costs	2,439	1,139	655
Changes in operating assets and liabilities, net of effects of purchases of businesses
Accounts receivable	8,193	(9,052)	4,875
Inventories	2,719	477	4,292
Prepaid expenses and other assets	458	(381)	(1,235)
Accounts payable	(2,265)	(975)	(186)
Other accrued liabilities	(1,176)	(4,255)	4,117
Net cash provided by operating activities	66,679	44,989	71,899

Investing Activities
Purchases of equipment	(481)	(488)	(540)
Purchases of intangible assets	--	(33)	--
Business acquisition purchase price adjustments	(4,191)	(16)	750
Purchases of businesses, net	--	--	(31,261)
Net cash used for investing activities	(4,672)	(537)	(31,051)

Financing Activities
Repayment of notes	(32,888)	(52,125)	(35,280)
Redemption of equity interests	(16)	(7)	(10)
Net cash used for financing activities	(32,904)	(52,132)	(35,290)

Increase (decrease) in cash	29,103	(7,680)	5,558
Cash - beginning of year	6,078	13,758	8,200

Cash - end of year	$35,181	$6,078	$13,758

Prestige Brands Holdings, Inc.
Consolidating Statement of Operations
(Unaudited)

	Three Months Ended March 31, 2009
	Over-the- Counter	Household	Personal
(In Thousands)	Healthcare	Cleaning	Care	Consolidated

Net sales	$39,788	$26,451	$4,324	$70,563
Other revenues	4	264	21	289

Total revenues	39,792	26,715	4,345	70,852
Cost of sales	15,792	17,344	2,428	35,564

Gross profit	24,000	9,371	1,917	35,288
Advertising and promotion	4,545	1,030	139	5,714

Contribution margin	$19,455	$8,341	$1,778	29,574
Other operating expenses				9,187
Impairment of goodwill and intangible assets				249,590

Operating loss				(229,203)
Other expenses				5,923
Income tax benefit				(24,029)

Net loss				$(211,097)

	Three Months Ended March 31, 2008
	Over-the- Counter	Household	Personal
(In Thousands)	Healthcare	Cleaning	Care	Consolidated

Net sales	$46,197	$29,386	$4,513	$80,096
Other revenues		337	--	337

Total revenues	46,197	29,723	4,513	80,433
Cost of sales	17,276	19,147	2,798	39,221

Gross profit	28,921	10,576	1,715	41,212
Advertising and promotion	5,108	1,009	173	6,290

Contribution margin	$23,813	$9,567	$1,542	34,922
Other operating expenses				10,129

Operating income				24,793
Other expenses				8,598
Provision for income taxes				5,844

Net income				$10,351

Prestige Brands Holdings, Inc.
Consolidating Statement of Operations
(Unaudited)

	Year Ended March 31, 2009
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In Thousands)
Net sales	$176,878	$113,923	$19,704	$310,505
Other revenues	97	2,092	21	2,210

Total revenues	176,975	116,015	19,725	312,715
Cost of sales	63,459	74,457	11,529	149,445

Gross profit	113,516	41,558	8,196	163,270
Advertising and promotion	29,695	7,625	779	38,099

Contribution margin	$83,821	$33,933	$7,417	125,171
Other operating expenses				43,107
Impairment of goodwill and intangibles				249,590

Operating loss				(167,526)
Other expenses				28,436
Income tax benefit				(9,186)

Net loss				$(186,776)

	Year Ended March 31, 2008
	Over-the- Counter	Household	Personal
(In Thousands)	Healthcare	Cleaning	Care	Consolidated

Net sales	$183,641	$119,224	$21,756	$324,621
Other revenues	51	1,903	28	1,982

Total revenues	183,692	121,127	21,784	326,603
Cost of sales	69,344	75,459	13,293	158,096

Gross profit	114,348	45,668	8,491	168,507
Advertising and promotion	26,188	7,483	994	34,665

Contribution margin	$88,160	$38,185	$7,497	133,842
Other operating expenses				42,428

Operating income				91,414
Other expenses				37,206
Provision for income taxes				20,289

Net income				$33,919

Prestige Brands Holdings, Inc.
Consolidating Statement of Operations
(Unaudited)

	Year Ended March 31, 2007
	Over-the- Counter	Household	Personal
(In Thousands)	Healthcare	Cleaning	Care	Consolidated

Net sales	$174,704	$117,249	$24,894	$316,847
Other revenues	--	1,787	--	1,787

Total revenues	174,704	119,036	24,894	318,634
Cost of sales	65,601	73,002	14,544	153,147

Gross profit	109,103	46,034	10,350	165,487
Advertising and promotion	24,201	6,679	1,125	32,005

Contribution margin	$84,902	$39,355	$9,225	133,482
Other operating expenses				38,800

Operating income				94,682
Other expenses				39,506
Provision for income taxes				19,098

Net income				$36,078

Prestige Brands Holdings, Inc.
Reconciliation of Net Income to Net Income
Before Impairment of Goodwill and Intangibles
(Unaudited)

	Three Months Ended March 31		Year Ended March 31
(In Thousands)	2009	2008	2009	2008

Net income (loss)	$(211,097)	$10,351	$(186,776)	$33,919

Adjustments:
Impairment of goodwill and intangibles	249,590	--	249,590	--
Income tax benefit	(29,511)	--	(29,511)	--
	220,079	--	220,079	--

Net income before impairment of goodwill and intangibles	$8,982	$10,351	$33,303	$33,919

Basic earnings per share on net income before impairment of goodwill and intangibles	$0.18	$0.21	$0.67	$0.68

Diluted earnings per share on net income before impairment of goodwill and intangibles	$0.18	$0.21	$0.67	$0.68

Weighted average shares outstanding:
Basic	49,976	49,842	49,935	49,751
Diluted	50,059	50,037	50,043	50,039